UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 8, 2025

CHARGING ROBOTICS INC.

(Name of Registrant as specified in its charter)

Delaware	000-56253	20-2274999
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

20 Raul Wallenberg Street
Tel Aviv, Israel	6971916
(Address of Principal Executive Offices)	(Zip Code)

(+972) 54 642-0352

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The information contained in Item 2.03 is hereby incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 8, 2025, the Charging Robotics Inc. (the “Company”) entered into facility agreements for up to $3.0 million (the “Facility Loan Amount”) credit facility (the “Credit Facility”) with certain lenders (the “Lenders” and the “Facility Agreement”, respectively).

The Company may draw down the Facility Loan Amount from time to time, in whole or in part, upon the Company’s request, from the period beginning on the effectiveness date of an uplisting of the Company’s shares of common stock to a national securities exchange (the “Uplist Date”) and ending on the earlier to occur of (i) such date that the Facility Loan Amount has been drawn down in full and (ii) upon such date that the Company closes one or more equity financing transactions in an aggregate amount of at least $3.0 million.

The principal portion of the Facility Loan Amount shall be repaid to the Lenders upon such date that the Company closes one or more equity financing transactions in an aggregate amount of at least $3.0 million (the “Principal Repayment Date”). The Credit Facility will accrue interest at a rate of 12% per annum (the “Facility Interest”). Facility Interest accrued as of the Principal Repayment Date shall be repaid to the Lenders upon such date that the Company closes one or more equity financing transactions in an aggregate amount of at least $5.0 million.

As part of the Facility Agreement, the Company issued warrants (the “Facility Warrants”) to the Lenders to purchase an aggregate of 200,000 shares of the Company’s common stock, representing an aggregate exercise amount of $3.0 million, with a per share exercise price of $15.00, subject to certain beneficial ownership limitations, anti-dilution protection and price adjustments set forth therein. The Facility Warrants will be exercisable on the Uplist Date and will have a term of 5 years from the Uplist Date.

Copies of the Facility Agreement and the Facility Warrant are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K (this “Report”), and are incorporated by reference herein. The foregoing summaries of such documents are subject to, and qualified in their entirety by reference to such exhibits.

The securities described herein have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be sold in the United States absent registration or an applicable exemption from the registration requirements. This Report shall not constitute an offer to sell or the solicitation to buy nor shall there be any sale of the shares of common stock or warrants in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This Report contains statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. These forward looking statements are based upon the Company’s present intent, beliefs or expectations, but forward looking statements are not guaranteed to occur and may not occur for various reasons, including some reasons which are beyond the Company’s control. For example, this Report refers to a potential uplisting of the Company’s shares of common stock to a national securities exchange. In fact, such uplisting is subject to various conditions and contingencies. If these conditions are not satisfied or the specified contingencies do not occur, the uplisting may not occur. For this reason, among others, you should not place undue reliance upon the Company’s forward looking statements. Except as required by law, the Company undertakes no obligation to revise or update any forward looking statements in order to reflect any event or circumstance that may arise after the date of this Report.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 2.03 is hereby incorporated herein by reference. The issuance of the Facility Warrants is exempt from the registration requirements of the Securities Act, pursuant to an exemption provided by Regulation S thereof as an off-shore transaction with non-U.S. persons.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1^	Form of Facility Agreement, dated June 8, 2025
10.2	Form of Facility Warrant
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

^	Portions of this exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The Registrant undertakes to furnish a copy of all omitted schedules and exhibits to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Charging Robotics Inc.

By:	/s/ Gadi Levin
Name:	Gadi Levin
Title:	Chief Financial Officer

Date: June 9, 2025

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